EXHIBIT 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 3659
brian.shipman@gartner.com

Gartner Reports Financial Results for Second Quarter 2011

Research Contract Value Reaches $1.0 Billion Dollars for First Time, Up 15% YoY

Total Revenue Increased 16% YoY to $365.5 million

Diluted Earnings per Share Increased 60% YoY

STAMFORD, Conn., August 2, 2011 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2011. The Company also revised upward its revenue outlook for full year 2011.

For second quarter 2011, total revenue was $365.5 million, up 16% compared to second quarter 2010 as reported and 11% excluding the impact of foreign exchange. Second quarter 2011 net income was $32.2 million, an increase of 60%, and Normalized EBITDA was $68.3 million, an increase of 27%. (See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA). Diluted earnings per share was $0.32 in the second quarter of 2011 compared to $0.20 per share in the prior year quarter. In second quarter 2011, the Company incurred acquisition related charges, net of tax, of $0.02 per share, as compared to $0.04 per share in the prior year quarter.

Gene Hall, Gartner’s chief executive officer, commented, “Revenue, contract value, Normalized EBITDA and EPS increased at double-digit rates again in the second quarter, and the growth rate in contract value was the fastest since early 2007. The increases in our revenue and contract value as well as the expansion of key operating metrics such as wallet retention illustrate the value we provide to our clients and the market opportunity for our services. This performance continues our trend of consistent double digit growth to both revenue and earnings.”

Business Segment Highlights

Research

Revenue for second quarter of 2011 was $250.0 million, an increase of 20% compared to the second quarter of 2010 or 14% excluding the impact of foreign exchange. The gross contribution margin was 67%, an increase of 2 points over second quarter 2010. Contract value was $1,006.9 million at June 30, 2011, up 15% from June 30, 2010 and the highest ever reported. Contract value increased 16% excluding the impact of foreign exchange. Client and wallet retention rates for second quarter 2011 were 82% and 100%, respectively, up from 81% and 93% in the prior year quarter.

Consulting

Revenue for second quarter of 2011 was $78.0 million, an increase of 3% as reported and a decrease of 2% excluding the impact of foreign exchange. The gross contribution margin was 37%. Second quarter 2011 utilization was 64% and billable headcount was 490. Backlog was $94.8 million at June 30, 2011.

-more-

Events

Revenue for second quarter of 2011 was $37.6 million, up 28% from the second quarter of 2010 and 24% excluding the impact of foreign exchange. The gross contribution margin was 46%. During the second quarter of 2011 the Company held 21 events with 11,295 attendees, compared to 21 events and 9,697 attendees in the second quarter of 2010.

Cash Flow and Balance Sheet Highlights

Cash provided by operating activities was $88.6 million during second quarter 2011 compared to $69.6 million in the second quarter 2010. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $5.8 million in second quarter 2011 and $4.3 million in second quarter 2010. The Company had cash of $125.3 million at June 30, 2011. During second quarter 2011, $36.0 million in cash was used to repurchase 0.9 million common shares.

Financial Outlook for 2011

Overall, total projected 2011 revenue increased $10.0 million on the low end and $5.0 million on the high end. All other guidance remains the same. As revised, the Company's full year 2011 guidance is as follows:

Projected Revenue

($ in millions)	2011 Projected	% Change

Research	$995 – 1,015	15% – 17%
Consulting	310 – 325	3% – 8%
Events	135 – 145	11% – 20%

Total Revenue	$1,440 – 1,485	12% – 15%

Projected EPS and Cash Flow

($ in millions, except per share data)	2011 Projected	% Change

Diluted earnings per share (1)	$1.29 – 1.41	34% – 47%
Normalized EBITDA (2)	$270 – 290	17% – 26%

Operating cash flow (3)	$250 – 270	22% – 31%
Capital expenditures (3)	(39) – (41)

Free cash flow (2)	$211 – 229	10% – 19%

(1)	Includes a projected $(0.04) per share impact from acquisition related charges. In 2010, these charges were $(0.14) per share.
(2)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(3)

Includes $15.0 million of estimated payments for the renovation of our Stamford headquarters facility. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow. These expenditures are contractually reimbursable by the landlord.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Tuesday, August 2, 2011, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4199 and the international dial-in number is 617-213-4861 and the participant passcode is 22980550. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

Gartner, Inc.	Page 2

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 11,600 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,700 associates, including over 1,250 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, acquisition related charges, and Other charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2011 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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Gartner, Inc.	Page 3

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010		2011	2010

Revenues:
Research	$250,015	$209,095	20%	$493,450	$419,768	18%
Consulting	77,962	75,760	3%	148,592	147,399	1%
Events	37,566	29,340	28%	53,068	42,861	24%

Total revenues	365,543	314,195	16%	695,110	610,028	14%
Costs and expenses:
Cost of services and product development	152,461	138,336	10%	285,777	261,382	9%
Selling, general and administrative	152,758	130,322	17%	294,430	260,890	13%
Depreciation	6,234	6,440	-3%	12,505	13,024	-4%
Amortization of intangibles	2,522	2,537	-1%	5,049	5,463	-8%
Acquisition and integration charges	—	2,330	-100%	—	5,841	-100%

Total costs and expenses	313,975	279,965	12%	597,761	546,600	9%

Operating income	51,568	34,230	51%	97,349	63,428	53%
Interest expense, net	(2,797)	(3,180)	-12%	(5,581)	(6,564)	-15%
Other (expense) income, net	(571)	(643)	-11%	(953)	1,109	>-100%

Income before income taxes	48,200	30,407	59%	90,815	57,973	57%
Provision for income taxes	15,977	10,294	55%	29,401	18,457	59%

Net income	$32,223	$20,113	60%	$61,414	$39,516	55%

Income per common share:
Basic:	$0.33	$0.21	57%	$0.64	$0.41	56%
Diluted:	$0.32	$0.20	60%	$0.62	$0.40	55%

Weighted average shares outstanding:
Basic	96,886	95,657	1%	96,664	95,810	1%
Diluted	99,340	98,855	0%	99,642	99,689	0%

BUSINESS SEGMENT DATA
(Dollars in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 6/30/11
Research	$250,015	$81,711	$168,304	67%
Consulting	77,963	49,089	28,874	37%
Events	37,565	20,251	17,314	46%

TOTAL	$365,543	$151,051	$214,492	59%

Three Months Ended 6/30/10
Research	$209,095	$73,125	$135,970	65%
Consulting	75,760	43,941	31,819	42%
Events	29,340	17,841	11,499	39%

TOTAL	$314,195	$134,907	$179,288	57%

Six Months Ended 6/30/11
Research	$493,450	$160,645	$332,805	67%
Consulting	148,592	94,230	54,362	37%
Events	53,068	30,088	22,980	43%

TOTAL	$695,110	$284,963	$410,147	59%

Six Months Ended 6/30/10
Research	$419,768	$145,062	$274,706	65%
Consulting	147,399	87,158	60,241	41%
Events	42,861	26,147	16,714	39%

TOTAL	$610,028	$258,367	$351,661	58%

SELECTED STATISTICAL DATA

	June 30, 2011		June 30, 2010

Research contract value	$1,006,923	(a)	$872,192	(a)
Research client retention	82%		81%
Research wallet retention	100%		93%
Research client organizations	11,607		10,888
Consulting backlog	$94,845	(a)	$93,600	(a)
Consulting--quarterly utilization	64%		71%
Consulting billable headcount	490		440
Consulting--average annualized revenue per billable headcount	$414	(a)	$430	(a)
Events--number of events for the quarter	21		21
Events--attendees for the quarter	11,295		9,697

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended June 30,		Six Months Ended June 30,

	2011	2010	2011	2010

Net income	$32,223	$20,113	$61,414	$39,516
Interest expense, net	2,797	3,180	5,581	6,564
Other expense (income), net	572	643	953	(1,109)
Tax provision	15,976	10,294	29,401	18,457

Operating income	$51,568	$34,230	$97,349	$63,428

Normalizing adjustments:
Stock-based compensation expense (b)	7,831	9,156	16,993	18,828
Depreciation, accretion, and amortization (c)	8,823	6,875	17,711	16,034
Pre-acquisition deferred revenue (d)	70	1,146	134	2,626
Acquisition and integration charges (e)	—	2,330	—	5,841

Normalized EBITDA	$68,292	$53,737	$132,187	$106,757

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)

Includes acquisition related amortization of intangibles related to AMR Research and Burton Group of $2.5 million for both the three months ended June 30, 2011 and 2010, and $5.0 million for both the six months ended June 30, 2011 and 2010.

(d)	Consists of non-cash fair value adjustments on pre-acquisition AMR Research and Burton Group deferred revenue. These amounts were amortized ratably over the life of the underlying contract.

(e)	Included non-recurring cash charges incurred to acquire and integrate the acquisitions of AMR Research and Burton Group, such as legal, consulting, severance, and other costs.